United National Bancorp and Raritan Bancorp
                             Announce Plans to Merge



Bridgewater, NJ -- September 22, 1998 -- United National Bancorp (Nasdaq: UNBJ) and Raritan Bancorp (Nasdaq: RARB) jointly announced today that they have entered into a definitive agreement in which United National will acquire Raritan in a tax-free exchange of stock. Raritan Bancorp is a bank holding company with $435 million in assets and is headquartered in Bridgewater, New Jersey. Through its principal subsidiary, Raritan Savings Bank, it operates seven offices throughout Somerset and Hunterdon counties.

United National is a $1.4 billion asset commercial bank holding company with a network of 27 offices throughout Hunterdon, Somerset, Middlesex, Morris, Union and Warren counties in New Jersey. With the completion of the Raritan acquisition and the recently announced State Bank of South Orange acquisition in Essex County, United National expects to have $1.9 billion in assets and a branch network that spans seven counties.

"The acquisition of Raritan further strengthens our market share position in the highly attractive Somerset and Hunterdon marketplace," stated Thomas C. Gregor, chairman and chief executive officer of United National. "Since its founding in 1869, Raritan has established itself as a provider of quality banking services to many generations of families and businesses in their market area. By bringing together two strong, community oriented institutions, we believe that we can utilize our combined strengths to deliver an even higher level of responsive and personal service."

"We are pleased to be joining forces with United National," said Arlyn D. Rus, chairman and chief executive officer of Raritan. "United National and Raritan have both established a reputation for delivering high quality service with a strong community focus. Now our customers will have the added benefit of the expanded service offerings which United National provides."

Mr. Rus will assume the position of vice chairman and director of United National upon completion of the transaction. "We look forward to welcoming Arlyn and benefiting from the experience and many years of community accomplishments which he will bring to our board," noted Mr. Gregor.

Under the terms of the merger agreement, which was approved by the board of directors of both companies, Raritan shareholders will receive 1.45 shares of United National common stock for each share of Raritan common stock. United National recently announced a 10% stock dividend payable November 2, 1998 which will cause the exchange ratio to be adjusted to 1.595. Raritan Bancorp currently has 2,373,007 shares of common stock outstanding. United National expects the transaction to be accretive to earnings within one year of its completion date. For this transaction, United National received a share option to purchase 19.9% of Raritan stock exercisable under certain limited circumstances.

The transaction, which is expected to be completed by the first quarter of 1999, is conditioned upon receiving necessary bank regulatory approvals, the approval of shareholders from both companies and other customary conditions. United National anticipates that it will account for the transaction as a "pooling of interests".

United National Bancorp, headquartered in Bridgewater, New Jersey, is a $1.4 billion asset commercial bank holding company whose principal subsidiary is United National Bank. The Bank provides a complete range of personal and business banking services as well as an array of trust and investment services. United Commercial Capital Group, a subsidiary of United National Bank, provides timely and innovative financing solutions for real estate and commercial transactions that do not fall within the boundaries of traditional bank financing. Visit United National on the World Wide Web at www.united-national.com.

The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about our confidence and strategies and our expectations about earnings, opportunities, and market conditions. These statements may be identified by such forward-looking terminology as "expect", "believe", "anticipate", or by expressions of confidence such as "continuing" or "strong" or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, (1) the expected cost savings and revenue enhancements from the merger cannot be realized as anticipated, or (2) deposit attrition, or customer loss or revenue loss following the merger is greater than expected. Actual results may differ materially from such forward-looking statements. Neither company assumes any obligation for updating any such forward-looking statements at any time.



Contact: media, Donald Reinhard, 908-429-2370 or investors, Donald Malwitz, 908-429-2405, both of United National, or Thomas Tansey, of Raritan at 908-231-8100, extension 243.